Exhibit 23.2

[Letterhead of Resource Development, Inc.]

CONSENT OF RESOURCE DEVELOPMENT, INC.

The undersigned hereby states as follows:

The undersigned assisted with the metallurgical test results for the Mt. Todd Project (the “Report”) for Vista Gold Corp. (the “Company”) announced by the Company on August 26, 2009, portions of which are summarized in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, as filed with the Securities and Exchange Commission on November 9, 2009 (the “Form 10-Q”).

The undersigned hereby consent to the incorporation by reference in the Company’s Registration Statement on Form S-3 (333-158633) and in the related Prospectus of the Company of the summary information concerning the Report, including the reference to the undersigned included with such information, as set forth above in the Form 10-Q.

By: /s/  DEEPAK MALHOTRA

Deepak Malhotra, PhD
President

Date: November 9, 2009